Exhibit 99.1

News Release

Contact
Investors	Mark McHugh	904-357-3757
Media	Mike Bell	904-321-5537

For release at 4:05 p.m. EDT
RAYONIER REPORTS FIRST QUARTER 2015 RESULTS

•	First quarter net income of $17.7 million or $0.14 per share

•	First quarter Adjusted EBITDA of $61.4 million
JACKSONVILLE, FL — May 6, 2015 — Rayonier Inc. (NYSE:RYN) today reported first quarter net income attributable to Rayonier of $17.7 million, or $0.14 per share, compared to $41.4 million, or $0.32 per share, in the prior year quarter. The prior year first quarter results included $31.0 million of net income from discontinued operations.1 Excluding this item, pro forma net income2 was $10.4 million, or $0.08 per share, in the prior year period.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	March 31, 2015		March 31, 2014
	$	EPS	$	EPS
Net income attributable to Rayonier	$17.7	$0.14	$41.4	$0.32
Discontinued operations, net[1]	—	—	(31.0)	(0.24)
Pro forma net income[2]	$17.7	$0.14	$10.4	$0.08

Adjusted EBITDA3 was $61.4 million for the first quarter of 2015 versus $43.5 million in the prior year period. Cash provided by operating activities was $53.4 million versus $100.1 million in the prior year period, which included $56.0 million in cash flows from discontinued operations.1 Cash available for distribution (CAD)4 was $42.7 million versus $10.8 million in the prior year period.
“We are pleased with our strong start to 2015,” said David Nunes, President and CEO. “Southern Timber prices and volumes and New Zealand Timber volumes were above the prior year period but, as anticipated, log prices in the Pacific Northwest and New Zealand were lower due to weaker demand from China. Real Estate results reflected the favorable timing of closings for several large sales and continued solid demand for rural properties.”
Southern Timber
First quarter sales of $35.5 million increased $1.6 million versus the prior year period due to higher harvest volumes and improved pricing. Harvest volumes increased 8% to 1.37 million tons versus 1.27 million tons in the prior year period. Average sawtimber stumpage prices increased 7% to $28.84 per ton versus $27.07 per ton in the prior year period, while pulpwood stumpage prices increased 2% to $18.83 per ton versus $18.55 per ton in the prior year period. The increase in sawtimber prices was driven primarily by wet weather

225 Water Street, Jacksonville, FL 32202 904-357-9100

conditions throughout the South. The increase in pulpwood prices was driven primarily by continued strength in pulpwood demand in the company’s core markets and wet weather conditions, which were partially offset by the regional harvest mix (i.e., a relatively higher proportion of pulpwood logs harvested in lower-price regions). Overall, weighted average stumpage prices (including hardwood) increased 5% to $21.69 per ton versus $20.72 per ton in the prior year period. Operating income of $12.4 million increased $1.9 million versus the prior year period due to higher volumes ($1.2 million), improved pricing ($0.8 million), and higher non-timber income ($1.5 million), which were partially offset by higher depletion rates ($1.1 million).
First quarter Adjusted EBITDA3 of $26.7 million was $4.2 million above the prior year period.
Pacific Northwest Timber
First quarter sales of $19.2 million decreased $13.8 million versus the prior year period due to a planned reduction of harvest volumes and, to a lesser extent, lower sawtimber prices. Harvest volumes declined 40% to 325,000 tons versus 544,000 tons in the prior year period. Average delivered sawtimber prices decreased 12% to $72.03 per ton versus $81.90 per ton in the prior year period, while delivered pulpwood prices increased 14% to $43.19 per ton versus $37.92 per ton in the prior year period. Weaker demand from China, which reduced the export mix to 19% from 27% in the prior year period, contributed to sawtimber price declines in the region. Operating income of $2.6 million decreased $10.0 million versus the prior year period due to lower volumes ($7.3 million), lower prices ($2.8 million), and higher costs ($0.4 million), which were partially offset by higher non-timber income ($0.5 million) as a result of strong cedar salvage sales.
First quarter Adjusted EBITDA3 of $6.4 million was $12.5 million below the prior year period.
New Zealand Timber
First quarter sales of $41.2 million increased $3.4 million versus the prior year period due to higher export and domestic volumes and higher land sales, which were partially offset by lower domestic and export product prices. Harvest volumes increased 17% to 538,000 tons versus 459,000 tons in the prior year period. Average delivered prices for export sawtimber declined 15% to $102.60 per ton versus $120.62 per ton in the prior year period, while average delivered prices for domestic sawtimber declined 3% to $77.85 per ton versus $80.04 per ton in the prior year period. The decline in domestic sawtimber prices (in U.S. dollar terms) was driven primarily by the fall in the NZ$/US$ exchange rate, while the decline in export sawtimber prices was primarily due to the aforementioned weaker demand from China. Operating income of $5.7 million increased $3.3 million versus the prior year period, primarily due to higher volumes ($1.9 million), lower depletion rates ($1.4 million), and higher land sales ($0.7 million), which were partially offset by the decrease in prices ($1.3 million).
First quarter Adjusted EBITDA3 of $13.7 million was $2.7 million above the prior year period.
Real Estate
First quarter sales of $23.8 million increased $18.3 million versus the prior year period, and operating income of $12.6 million increased $11.9 million versus the prior year period. Sales and operating income increased in the first quarter due to higher volumes (7,397 acres sold versus 2,122 acres in the prior year period) and higher weighted average prices ($3,216 per acre versus $2,606 per acre in the prior year period).
Unimproved Development sales of $4.8 million increased $4.7 million versus the prior year period and included 217 acres in St. Johns County, Florida for $17,000 per acre and 160 acres in Liberty County, Texas for $3,800 per acre. The prior year period included 27 acres in Bryan County, Georgia for $5,259 per acre.
Rural sales of $6.8 million increased $1.7 million versus the prior year period due to increased volume in the Gulf states, which was partially offset by a 20% decrease in average prices, as the prior year period included a 28-acre sale in Washington for $25,850 per acre.

225 Water Street, Jacksonville, FL 32202 904-357-9100

Non-strategic/Timberland sales of $12.2 million increased $11.9 million versus the prior year period and included 4,018 acres of conservation land in Washington at an average price of $2,982 per acre.
First quarter Adjusted EBITDA3 of $20.1 million was $17.5 million above the prior year period.
Trading
First quarter sales of $20.6 million decreased $15.1 million versus the prior year period due to lower volumes and prices as a result of weaker demand in China and Korea. Sales volumes decreased 23% to 214,000 tons versus 277,000 tons in the prior year period. Average prices decreased 26% to $93.42 per ton versus $125.58 per ton in the prior year period. Operating income of $0.3 million increased $0.7 million versus the prior year period, as the reductions in price and volume were more than offset by lower costs and favorable NZ$/US$ exchange gains ($1.1 million).
Other Items
Corporate and other operating expenses of $5.9 million decreased $5.5 million versus the prior year period primarily due to lower selling, general and administrative expenses as a result of the spin-off of the Performance Fibers business.
Interest expense of $8.5 million decreased $2.2 million versus the prior year period primarily due to lower outstanding debt.
Other non-operating expenses of $1.5 million were comparable to the prior year period.
The first quarter income tax benefit from continuing operations was $0.5 million versus an income tax benefit of $7.6 million in the prior year period. The current quarter tax benefit is principally related to the New Zealand joint venture. The prior year period benefit was due to losses at Rayonier’s taxable operations, which included corporate interest and general and administrative expenses that could not be allocated to the discontinued operations of the Performance Fibers business.
Outlook
“With these solid first quarter results, we are on track to achieve our full-year Adjusted EBITDA3 guidance,” added Nunes. “We expect total harvest volumes for the full year to be between 9.0 million and 9.5 million tons. In our Southern Timber segment, we anticipate continued strong pulpwood demand and prices in our key market areas. Further, we expect that the ongoing gradual recovery in U.S. housing demand will continue to drive steady increases in Southern sawtimber prices. In our Pacific Northwest segment, continued weakness in the China export market has moderated our near-term price expectations, although we anticipate some improvement later in the year. New Zealand has similarly been impacted by weaker demand from China, but has benefited from material improvements in shipping costs due to lower energy prices and relatively stable domestic demand. In our Real Estate segment, we are on track to meet our full-year expectations following a strong first quarter, although we anticipate that quarter-to-quarter results will vary based on the timing of closing larger transactions.”
“While reiterating our annual guidance, we anticipate much weaker second quarter results primarily due to lower sales volumes in the Pacific Northwest Timber segment and the Real Estate segment. We anticipate improved results in the second half of the year both from our Timber segments and our Real Estate segment, as volumes return to more normalized levels and export market demand gradually improves.”
Conference Call
A conference call will be held on Thursday, May 7, 2015 at 10:00 AM EDT to discuss these results. Supplemental materials and access to the live webcast will be available at www.rayonier.com. Investors may also choose to access the conference call by dialing (800) 369-1184, password: Rayonier. A replay of this webcast will be available on the Company's website shortly after the call. A replay of the teleconference will be available one hour after the call ends until Thursday, May 14, 2015. The replay number is (866) 448-7651,

225 Water Street, Jacksonville, FL 32202 904-357-9100

passcode: 5631. Complimentary copies of Rayonier press releases and other financial documents are also available by calling 1-800-RYN-7611.
1Discontinued operations include Performance Fibers in the three months ended March 31, 2014.
2Pro forma net income is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
3Adjusted EBITDA is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
4CAD is a non-GAAP measure defined and reconciled to GAAP in the attached exhibits.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive timber growing regions in the U.S. and New Zealand. As of March 31, 2015, Rayonier owned, leased or managed approximately 2.7 million acres of timberlands located in the U.S. South (1.9 million acres), U.S. Pacific Northwest (368,000 acres) and New Zealand (445,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________
Forward-Looking Statements
Certain statements in this document regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, expected harvest schedules, timberland acquisitions, sales of non-strategic timberlands, the anticipated benefits of Rayonier’s realigned business strategy, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings; entry of new competitors into our markets; changes in global economic conditions and world events, including political changes in particular regions or countries; fluctuations in demand for our products in Asia, and especially China; various lawsuits relating to matters arising out of our previously announced internal review and the restatement of our consolidated financial statements; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging and trucking services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations, timber harvesting, delineation of wetlands, and endangered species, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires, which can adversely affect our timberlands and the production, distribution and availability of our products; interest rate and currency movements; our capacity to incur additional debt, and any decision we may make to do so; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect tax treatment of our specific businesses or reduce the benefits associated with REIT status.
Specifically with respect to our Real Estate business, the following important factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical nature of the real estate business generally, including fluctuations in demand for both entitled and unentitled property; a delayed or weak recovery in the housing market; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida, which also may be affected by changes in law, policy and political factors beyond our control; the potential for legal challenges to entitlements and permits in connection with our properties; unexpected delays in the entry into or closing of real estate transactions; the existence of competing developers and communities in the markets in which we own property; the pace of development and the rate and timing of absorption of existing entitled property in the markets in which we own property; changes in the demographics affecting projected population growth and migration to the Southeastern U.S.; changes in environmental laws and regulations, including laws regarding water withdrawal and management and delineation of wetlands, that may restrict or adversely impact our ability to sell or develop properties; the cost of the development of property generally, including the cost of property taxes, labor and construction materials; the timing of construction and availability of public infrastructure; and the availability of financing for real estate development and mortgage loans.
For additional factors that could impact future results, please see Item 1A — Risk Factors in the company’s most recent Annual Report on Form 10-K and similar discussions included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”).
Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward- looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
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225 Water Street, Jacksonville, FL 32202 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
March 31, 2015 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
SALES	$140.3	$147.4	$143.2
Costs and Expenses
Cost of sales	107.2	126.8	115.9
Selling and general expenses	10.9	12.0	13.2
Other operating income, net	(5.5)	(5.6)	(0.3)
OPERATING INCOME	27.7	14.2	14.4
Interest expense	(8.5)	(8.4)	(10.7)
Interest income and miscellaneous expense, net	(1.5)	(2.1)	(1.0)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	17.7	3.7	2.7
Income tax benefit	0.5	4.3	7.6
INCOME FROM CONTINUING OPERATIONS	18.2	8.0	10.3
Income from discontinued operations, net	—	0.3	31.0
NET INCOME	18.2	8.3	41.3
Less: Net income (loss) attributable to noncontrolling interest	0.5	(0.6)	(0.1)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$17.7	$8.9	$41.4
EARNINGS PER COMMON SHARE
BASIC EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.14	$0.07	$0.08
Discontinued Operations	—	—	0.25
Net Income	$0.14	$0.07	$0.33
DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO RAYONIER INC.
Continuing Operations	$0.14	$0.07	$0.08
Discontinued Operations	—	—	0.24
Net Income	$0.14	$0.07	$0.32

Pro forma Net Income (a)	$0.14	$0.09	$0.08

Weighted Average Common
Shares used for determining
Basic EPS	126,614,334	126,549,192	126,344,987
Diluted EPS	127,727,393	128,302,545	128,424,493

(a)	Pro forma Net Income per share is a non-GAAP measure. See Schedule E for definition and a reconciliation to the nearest GAAP measure.

A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
March 31, 2015 (unaudited)
(millions of dollars)

	March 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$139.0	$161.6
Other current assets	51.1	52.1
Timber and timberlands, net of depletion and amortization	2,073.0	2,088.5
Higher and better use timberlands and real estate development costs	72.0	77.4
Property, plant and equipment	15.0	14.9
Less - accumulated depreciation	(8.4)	(8.2)
Net property, plant and equipment	6.6	6.7
Other assets	70.8	66.8
	$2,412.5	$2,453.1
Liabilities and Shareholders’ Equity
Current maturities of long-term debt	$130.2	$129.7
Other current liabilities	66.6	72.3
Long-term debt	612.8	621.8
Other non-current liabilities	54.7	54.1
Total Rayonier Inc. shareholders’ equity	1,465.3	1,488.5
Noncontrolling interest	82.9	86.7
Total shareholders’ equity	1,548.2	1,575.2
	$2,412.5	$2,453.1

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
March 31, 2015 (unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2015	2014
Cash provided by operating activities:
Net income	$18.2	$41.3
Depreciation, depletion and amortization	30.0	26.0
Non-cash cost of land sold and real estate development costs recovered upon sale	3.7	3.1
Depreciation, depletion and amortization from discontinued operations	—	20.6
Other items to reconcile net income to cash provided by operating activities	1.7	10.2
Changes in working capital and other assets and liabilities	(0.2)	(1.1)
	53.4	100.1
Cash used for investing activities:
Capital expenditures	(13.3)	(34.6)
Real estate development costs	(0.3)	(1.8)
Purchase of timberlands	(23.1)	(10.6)
Change in restricted cash	(7.0)	45.3
Other	—	(0.9)
	(43.7)	(2.6)
Cash used for financing activities:
Increase in debt, net of issuance costs	0.7	(78.2)
Dividends paid	(31.7)	(62.5)
Proceeds from the issuance of common shares	0.5	2.0
Repurchase of common shares	(0.1)	(1.7)
Other	—	(0.7)
	(30.6)	(141.1)
Effect of exchange rate changes on cash	(1.7)	0.1
Cash and cash equivalents:
Change in cash and cash equivalents	(22.6)	(43.5)
Balance, beginning of year	161.6	199.6
Balance, end of period	$139.0	$156.1

C

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES AND OPERATING INCOME
March 31, 2015 (unaudited)
(millions of dollars)

	Three Months Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Sales
Southern Timber	$35.5	$38.9	$33.9
Pacific Northwest Timber	19.2	22.1	33.0
New Zealand Timber	41.2	51.7	37.8
Real Estate	23.8	11.0	5.5
Trading	20.6	23.7	35.7
Intersegment Eliminations	—	—	(2.7)
Total sales	$140.3	$147.4	$143.2

Pro forma operating income/(loss) (a)
Southern Timber	$12.4	$13.5	$10.5
Pacific Northwest Timber	2.6	3.7	12.6
New Zealand Timber	5.7	2.9	2.4
Real Estate	12.6	2.6	0.7
Trading	0.3	(0.3)	(0.4)
Corporate and other	(5.9)	(5.8)	(11.4)
Pro forma operating income	$27.7	$16.6	$14.4

Adjusted EBITDA (a)
Southern Timber	$26.7	$28.3	$22.5
Pacific Northwest Timber	6.4	7.5	18.9
New Zealand Timber	13.7	13.8	11.0
Real Estate	20.1	7.2	2.6
Trading	0.3	(0.3)	(0.4)
Corporate and other	(5.8)	(5.6)	(11.1)
Adjusted EBITDA	$61.4	$50.9	$43.5

(a)	Pro forma operating income and Adjusted EBITDA are non-GAAP measures. See Schedule E for definitions and reconciliations.

D

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
March 31, 2015 (unaudited)
(millions of dollars except per share information)

CASH AVAILABLE FOR DISTRIBUTION (a):
	Three Months Ended
	March 31,	March 31,
	2015	2014
Operating Income	$27.7	$14.4
Depreciation, depletion and amortization	30.0	26.0
Non-cash cost of land sold and real estate development costs recovered upon sale	3.7	3.1
Adjusted EBITDA	$61.4	$43.5
Cash interest paid (b) (c)	(5.0)	(6.9)
Cash taxes paid (b)	(0.1)	(7.1)
Real estate development costs	(0.3)	(1.8)
Capital expenditures from continuing operations (d)	(13.3)	(16.9)
Cash Available for Distribution	$42.7	$10.8
Working capital and other balance sheet changes	(2.9)	14.6
Real estate development costs	0.3	1.8
Capital expenditures from continuing operations (d)	13.3	16.9
Cash flow from discontinued operations	—	56.0
Cash Provided by Operating Activities	$53.4	$100.1

(a)
Cash Available for Distribution (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding strategic acquisitions), real estate development costs, cash provided by discontinued operations and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for dividend distribution, repurchase of the Company’s common shares, debt reduction and strategic acquisitions. CAD is not necessarily indicative of the CAD that may be generated in future periods.

(b)	The three months ended March 31, 2014 includes payments related to the spun-off Performance Fibers business.

(c)	Cash interest paid is presented net of patronage refunds received of $1.3 million for the three months ended March 31, 2015 and $2.1 million for the three months ended March 31, 2014.

(d)	Capital expenditures exclude timberland acquisitions of $23.1 million and $10.6 million during the three months ended March 31, 2015 and March 31, 2014, respectively.

PRO FORMA OPERATING INCOME AND NET INCOME (a):
	Three Months Ended
	March 31, 2015		December 31, 2014		March 31, 2014
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share

Operating income	$27.7		$14.2		$14.4
Internal review and restatement costs	—		2.4		—
Pro forma operating income	$27.7		$16.6		$14.4

Net income attributable to Rayonier Inc.	$17.7	$0.14	$8.9	$0.07	$41.4	$0.32
Internal review and restatement costs	—	—	2.4	0.02	—	—
Discontinued operations, net	—	—	(0.3)	—	(31.0)	(0.24)
Pro forma net income	$17.7	$0.14	$11.0	$0.09	$10.4	$0.08

(a)
Pro forma operating income is defined as operating income adjusted for internal review and restatement costs. Pro forma net income is defined as net income attributable to Rayonier Inc. adjusted for internal review and restatement costs and discontinued operations.

E

ADJUSTED EBITDA (a):
Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and other	Total
March 31, 2015
Operating income	$12.4	$2.6	$5.7	$12.6	$0.3	($5.9)	$27.7
Depreciation, depletion and amortization	14.3	3.8	8.0	3.8	—	0.1	30.0
Non-cash cost of land sold and real estate development costs recovered upon sale	—	—	—	3.7	—	—	3.7
Adjusted EBITDA	$26.7	$6.4	$13.7	$20.1	$0.3	($5.8)	$61.4

December 31, 2014
Operating income	$13.5	$3.7	$2.9	$2.6	($0.3)	($8.2)	$14.2
Depreciation, depletion and amortization	14.8	3.8	8.7	2.2	—	0.2	29.7
Non-cash cost of land sold and real estate development costs recovered upon sale	—	—	2.2	2.4	—	—	4.6
Internal review and restatement costs	—	—	—	—	—	2.4	2.4
Adjusted EBITDA	$28.3	$7.5	$13.8	$7.2	($0.3)	($5.6)	$50.9

March 31, 2014
Operating income	$10.5	$12.6	$2.4	$0.7	($0.4)	($11.4)	$14.4
Depreciation, depletion and amortization	12.0	6.3	6.5	0.9	—	0.3	26.0
Non-cash cost of land sold and real estate development costs recovered upon sale	—	—	2.1	1.0	—	—	3.1
Adjusted EBITDA	$22.5	$18.9	$11.0	$2.6	($0.4)	($11.1)	$43.5

	Three Months Ended
	March 31, 2015	December 31, 2014	March 31, 2014
Net income (loss)	$18.2	$8.3	$41.3
Interest, net, continuing operations	10.0	10.5	11.7
Income tax benefit, continuing operations	(0.5)	(4.3)	(7.6)
Depreciation, depletion and amortization	30.0	29.7	26.0
Non-cash cost of land sold and real estate development costs recovered upon sale	3.7	4.6	3.1
Discontinued operations (b)	—	(0.3)	(31.0)
Internal review and restatement costs	—	2.4	—
Adjusted EBITDA	$61.4	$50.9	$43.5

(a)
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land sold and real estate development costs recovered upon sale, discontinued operations and internal review and restatement costs in 2014. Adjusted EBITDA is a non-GAAP measure used by our Chief Operating Decision Maker, existing shareholders and potential shareholders to measure how the Company is performing relative to the assets under management.

(b)	Includes net income from discontinued operations.

E